UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2012

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	000-53533	98-0599916
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10 Chemin de Blandonnet 1214 Vernier, Geneva Switzerland	CH-1214
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code:  +41 (22) 930-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 23, 2012, Nick Deeming resigned as Senior Vice President, General Counsel and Assistant Corporate Secretary of Transocean Ltd. (“Transocean” or the “Company”).

In connection with his separation, Mr. Deeming entered into an agreement (the “Separation Agreement”) with the Company pursuant to which Mr. Deeming resigned as an officer of the Company effective October 23, 2012.  Mr. Deeming will receive a lump sum severance payment of CHF 644,375 and reimbursement for reasonable and documented repatriation costs for Mr. Deeming and his qualified dependents. Upon his execution of a waiver and release, (1) Mr. Deeming will also receive his target 2012 award under the Performance Award and Cash Bonus Plan, prorated for the number of days of his employment during 2012; (2) Mr. Deeming will receive the shares subject to his time-vested restricted units; (3) Mr. Deeming’s option awards that are vested as of the separation date will be exercisable until October 23, 2013; (4) Mr. Deeming’s contingent deferred units will be treated under the Company’s Long-Term Incentive Plan as if he was terminated “for the convenience of the Company” as of the separation date; and (5) Mr. Deeming will continue to receive his housing and car allowance through March 1, 2013.

The original terms of Mr. Deeming’s employment contemplated that Mr. Deeming, a citizen of the United Kingdom (“UK”), would relocate to the Company’s principal executive offices in Switzerland and become a Swiss resident for tax purposes and be responsible for all Swiss taxes on regular earnings from the Company (base salary, management bonus and equity compensation), with the Company being responsible for Swiss tax liability on all other income from the Company and any Swiss wealth taxes.

Following his relocation to the Company’s principal executive offices, however, Mr. Deeming remained a UK resident for tax purposes and was therefore subject to taxation on his income from the Company in both Switzerland and the UK. In recognition of this increased tax burden, Mr. Deeming received modified tax reimbursement treatment for the 2010/2011 and 2011/2012 UK tax years.  For the 2010/2011 UK tax year, Mr. Deeming paid his Swiss tax liability on all regular earnings and he received a credit against his UK tax liability equal to the Swiss taxes paid; the Company paid the additional UK tax liability, in excess of the credit, on all of Mr. Deeming’s income from the Company.  In addition, the Company reimbursed Mr. Deeming in the amount of CHF 89,352, representing a partial payment of estimated UK taxes due for the 2011/2012 UK tax year.  The remaining amount of his UK taxes due for the 2011/2012 UK tax year cannot be formalized until the finalization of his 2011/2012 UK tax filing. In addition, the Separation Agreement contemplates this modified tax reimbursement treatment on all payments pursuant to the Separation Agreement.

The Separation Agreement contains non-solicitation and non-disparagement provisions and a waiver and release.

The foregoing description of the Separation Agreement is not complete and is qualified by reference to the complete document, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01.  Other Events.

Effective October 23, 2012, Mike Munro, Vice President, Deputy General Counsel and Chief Compliance Officer, and David Schwab, Senior Associate General Counsel and Global Head of Dispute Resolution, will assume the responsibilities of General Counsel.

Mr. Munro joined Transocean in 2008 as Associate General Counsel and Chief Compliance Officer.  He was named Vice President in February 2010 and Deputy General Counsel in May 2012.  Before joining Transocean, Mr. Munro held legal and compliance positions at Baker Hughes, Inc. and Bristow Inc.  From 1989-2006, he held various positions with The Dow Chemical Company including Corporate Treasury Counsel, Managing Counsel International Trade and Deputy Director, Global Ethics and Compliance.  Mr. Munro earned his bachelor’s degree at the University of Michigan, Ann Arbor, and a joint Juris Doctorate and Masters of Business Administration from the University of Notre Dame.

Mr. Schwab joined Transocean in 2010 as Associate General Counsel responsible for the company’s legal affairs in North and South America.  In June 2011, he was appointed Global Head of Dispute Resolution, responsible for all of Transocean’s material litigation, and in April 2012 he became Senior Associate General Counsel.  Prior to joining Transocean Mr. Schwab was with Air Liquide for 10 years, most recently as General Counsel of the company’s global engineering businesses. Before joining Air Liquide, Mr. Schwab was with the law firm of Bracewell & Patterson, L.L.P.  Mr. Schwab earned his bachelor’s degrees in public policy studies and political science at Duke University and his Juris Doctorate from Southern Methodist University School of Law.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
10.1	Agreement with Nick Deeming

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSOCEAN LTD.

Date: October 23, 2012	By:	/s/ Ryan Tarkington
Authorized Person

Index to Exhibits

Exhibit No.	Description
10.1	Agreement with Nick Deeming